Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Manufacturing Services Agreement

January 17, 2014

Table of Contents

ARTICLE 1	1

INTERPRETATION	1

1.1. DEFINITIONS	1
1.2. CURRENCY	5
1.3. SCHEDULES	5
1.4. KERYX AND ITS AFFILIATES	5

ARTICLE 2	6

NPI’S MANUFACTURING SERVICES	6

2.1 MANUFACTURING SERVICES	6
2.2 TECHNICAL SERVICES	8
2.3 PRESENTATIONS, PUBLICATIONS AND PUBLICITY	8
2.4 INSPECTION OF API; RISK OF LOSS	9

ARTICLE 3	9

CUSTOMER’S OBLIGATIONS	9

3.1 PAYMENT	9
3.2 SUPPLY OF API AND OTHER MATERIALS, TITLE; RISK OF LOSS	10
3.3 DISPOSAL OF UNUSED AND WASTE MATERIALS	10
3.4 CUSTOMER COMPLIANCE	10
3.5 NPI COMPLIANCE	10

ARTICLE 4	11

FEES AND COMPONENT COSTS	11

4.1 FIRST YEAR PRICING	11
4.2 PRICE ADJUSTMENTS - ANNUAL OR YEAR OVER YEAR PRICE ADJUSTMENTS	11
4.3 PRICE ADJUSTMENTS - WITHIN THE CURRENT YEAR	11
4.4 ADJUSTMENTS DUE TO TECHNICAL CHANGES	12
4.5 MULTI-COUNTRY PACKAGING REQUIREMENTS	13
4.6 API ACCOUNTABILITY REPORTS	13
4.7 PRACTICAL YIELD	13

ARTICLE 5	14

ORDERS, SHIPMENT, INVOICING AND PAYMENT	14

5.1 ORDERS AND FORECASTS	14
5.2 RELIANCE BY NPI	17
5.3 BATCHES	18
5.4 SHIPMENTS	18
5.5 STORAGE OF FINISHED PRODUCT	18
5.6 INVOICES AND PAYMENTS	18

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ARTICLE 6	19

PRODUCT CLAIMS AND RECALLS	19

6.1 DELAYED DELIVERY	19
6.2 PRODUCT CLAIMS	19
6.3 PRODUCT RECALLS AND RETURNS	20
6.4 NPI’S RESPONSIBILITY FOR DEFECTIVE AND RECALLED PRODUCTS	21
6.5 DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS	22
6.6 HEALTHCARE PROVIDER OR PATIENT QUESTIONS AND COMPLAINTS	22

ARTICLE 7	22

CO-OPERATION	22

7.1 QUARTERLY REVIEW	22
7.2 GOVERNMENTAL AGENCIES	22
7.3 RECORDS AND ACCOUNTING BY NPI	23
7.4 INSPECTION	23
7.5 ACCESS	23
7.6 NOTIFICATION OF REGULATORY INSPECTIONS	23
7.7 REPORTS	24
7.8 FDA FILINGS	24

ARTICLE 8	25

TERM AND TERMINATION	25

8.1 INITIAL TERM	25
8.2 TERMINATION	25
8.3 PRODUCT DISCONTINUATION	27
8.4 OBLIGATIONS ON TERMINATION	27

ARTICLE 9	28

REPRESENTATIONS, WARRANTIES AND COVENANTS	28

9.1 AUTHORITY	28
9.2 CUSTOMER WARRANTIES	29
9.3 NPI WARRANTIES	29
9.4 DEBARMENT	29
9.5 PERMITS	30
9.6 NO WARRANTY	30

ARTICLE 10	30

REMEDIES AND INDEMNITIES	30

10.1 CONSEQUENTIAL DAMAGES	30
10.2 LIMITATION OF LIABILITY	31
10.3 NPI INDEMNITIES	31
10.4 CUSTOMER INDEMNITIES	31
10.5 INDEMNIFICATION PROCEDURES	32

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ARTICLE 11	33

CONFIDENTIALITY	33

11.1 OBLIGATION	33
11.2 USE OF CONFIDENTIAL INFORMATION	33
11.3 OWNERSHIP OF CONFIDENTIAL INFORMATION	33
11.4 LEGAL DISCLOSURE	33
11.5 INJUNCTIVE RELIEF	34
11.6 TERM	34

ARTICLE 12	34

DISPUTE RESOLUTION	34

12.1 COMMERCIAL DISPUTES	34
12.2 TECHNICAL DISPUTE RESOLUTION	34

ARTICLE 13	35

INTELLECTUAL PROPERTY PROVISIONS	35

13.1 GRANT	35
13.2 OWNERSHIP	35
13.3 DISCLOSURE; ASSIGNMENT	35
13.4 PROSECUTION	36
13.5 NOTIFICATION OF IMPROVEMENTS	36
13.6 NO LICENSE	36

ARTICLE 14	37

MISCELLANEOUS	37

14.1 INSURANCE	37
14.2 INDEPENDENT CONTRACTORS	37
14.3 NO WAIVER	38
14.4 ASSIGNMENT	38
14.5 FORCE MAJEURE	38
14.6 ADDITIONAL PRODUCT	38
14.7 NOTICES	39
14.8 SEVERABILITY	39
14.9 ENTIRE AGREEMENT	39
14.10 OTHER TERMS	40
14.11 NO THIRD PARTY BENEFIT OR RIGHT	40
14.12 EXECUTION IN COUNTERPARTS	40
14.13 USE OF CUSTOMER NAME	40
14.14 GOVERNING LAW, VENUE	40
14.15 HEADINGS	41

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Exhibit 10.1

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made this 17th day of January, 2014 (the “Effective Date”), by and between Keryx Biopharmaceuticals, Inc. (“CUSTOMER”), a Delaware corporation having its principal office located at 750 Lexington Avenue, 20th Floor, New York, NY USA 10022, and Norwich Pharmaceuticals, Inc. (“NPI”; CUSTOMER and NPI are each a “Party” and are collectively the “Parties”), a Delaware corporation having its principal office at 6826 State Highway 12, Norwich, NY, USA 13815.

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1. Definitions.

The following definitions will apply to this Agreement:

1.1.1.	“Active Pharmaceutical Ingredients” or “API” means the bulk active drug substances provided by CUSTOMER to NPI as set forth in Section 3.2;

1.1.2.	“Affiliate” shall mean, with respect to any Person, any individual, corporation or other business entity that, either directly or indirectly, controls such Person, is controlled by such Person, or is under common control with such Person. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.1.3.	“Annual Report” means the annual report as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

1.1.4.	“Annual Product Review Report” means the annual product review report as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

1.1.5.	“Applicable Laws” means in relation to any undertaking and any circumstance, all laws, regulations, standards determined by any governmental, supra-governmental or regulatory authority and generally applicable industry or self-regulatory standards, codes of practice and guidelines or other applicable matters of a similar nature in force from time to time during the term of the Agreement, whether the same are regional, national or international, which apply to such undertaking or to such circumstance, including without limitation the laws of the State of New York, of the United States of America, and of competent foreign authorities as applicable, and Directive 2001/83/EC, Regulation (EC) 726/2004 and any applicable guidelines issued pursuant to such Directive and Regulation and cGMP;

1.1.6.	“Authority” means any governmental, supra-governmental or regulatory authority or agency that has responsibility to ensure compliance with Applicable Laws and cGMP’s, including without limitation the FDA and the EMA;

1.1.7.	“Batch” means the Product produced during the same cycle of manufacturing as set forth in Schedule B;

1.1.8.	“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United States of America or the State of New York;

1.1.9.	“cGMPs” means (i) current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations, (ii) the then current good manufacturing practices for the manufacture of Products required by the standards, rules, principles and guidelines set out in Directive 2001/83/EC (as amended), Directive 2003/94/EC and EudraLex—Volume 4 of the Rules Governing Medicinal Products in the European Union entitled “EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use” and the equivalent laws for other jurisdictions within the Territory pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time, each as amended and updated from time to time;

1.1.10.	“Components” means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labeling for the Products), other than the API, required to be used in order to manufacture the Products in accordance with the Specifications;

1.1.11.	“Confidentiality Agreement” means the agreement about the non-disclosure of confidential information between NPI and CUSTOMER dated 7 August 2008;

1.1.12.	“Control,” “Controls” or “Controlled” means, when used in reference to Intellectual Property, other intangible property, or materials, that a Party owns or has a license or sublicense to such Intellectual Property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such Intellectual Property, other intangible property or materials, as applicable, as provided for herein, without (i) requiring the consent of a third party or (ii) violating the terms of any agreement or other arrangement with any third party;

1.1.13.	“CUSTOMER Intellectual Property” means (i) any Intellectual Property that is Controlled by CUSTOMER as of the Effective Date or comes under the Control of CUSTOMER during the term of the Agreement, other than pursuant to this Agreement or (ii) any CUSTOMER New Intellectual Property;

1.1.14.	“CUSTOMER New Intellectual Property” means any and all Intellectual Property, including all reports, communications, material, information, innovations, Inventions or discoveries (whether or not patentable or copyrightable) conceived, reduced to practice, made or developed by NPI solely or jointly with others in the course of performing the Manufacturing Services, to the extent it is specific to, dependent on, or useful in the development, manufacture, use or sale of CUSTOMER’s API or Products;

1.1.15.	“Deficiency Notice” has the meaning specified in Section 6.2;

1.1.16.	“EMA” means the European Medicines Agency, or any successor agency thereto;

1.1.17.	“FDA” means the United States Food and Drug Administration, or any successor agency thereto;

1.1.18.	“Firm First Year Commercial Pricing” means the actual amount charged for the Products during the first year following marketing approval for the Products, as opposed to the estimated pricing set forth in Schedule B to this Agreement;

1.1.19.	“Firm Orders” has the meaning specified in Section 5.1;

1.1.20.	“Intellectual Property” includes, without limitation, any and all intellectual property rights, under the law of any jurisdiction, including all patents, patent applications, formulae, trademarks, trademark applications, trade-names, copyrights, copyright registrations and applications for registration, Inventions, technology, industrial designs, trade secrets, know how, and all other intellectual property rights (including internet domain names), whether registered or not, including the goodwill related to the foregoing;

1.1.21.	“Invention” means any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, knowledge, data, documentation, experience, formulas and formulations, proprietary information, processes, test procedures, hardware, software process, technique, and other intellectual property of any kind, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

1.1.22.	“Inventory” means all inventories of Components and work-in-process produced or held by NPI for the manufacture of the Products, including the API;

1.1.23.	“Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, packaging, warehousing and related services set forth in this Agreement;

1.1.24.	“Materials” means all Components and other materials used in the manufacture of the Product, including API;

1.1.25.	“NPI Intellectual Property” means any Intellectual Property that (i) is Controlled by NPI as of the Effective Date or comes under the Control of NPI during the term of the Agreement, or (ii) is developed by NPI while performing any Manufacturing Services or otherwise generated or derived by NPI in connection with the conduct of its business that is not CUSTOMER Intellectual Property or CUSTOMER New Intellectual Property;

1.1.26.	“Price” means the amount payable in US Dollars to NPI for performing the Manufacturing Services and includes the cost of Components and certain cost items as set forth in Schedule B to this Agreement;

1.1.27.	“Product(s)” means the product(s) listed on Schedule A to this Agreement;

1.1.28.	“Quality Agreement” means the agreement (as set forth in Schedule E) between the Parties setting out the quality assurance standards for the Manufacturing Services to be performed by NPI for CUSTOMER;

1.1.29.	“Regulatory Authority” means the FDA, the EMA and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;

1.1.30.	“Specifications” means the file for each Product, which is to be provided by CUSTOMER to NPI in accordance with the procedures listed in Schedule A, and which shall contain information relating to each Product, including, without limitation:

•	specifications for API and Components;

•	manufacturing specifications, directions and processes;

•	storage requirements;

•	all environmental, health and safety information for each Product including material safety data sheets; and

•	the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by CUSTOMER in accordance with the terms of this Agreement.

1.1.31.	“Technical Dispute” has the meaning specified in Section 12.2;

1.1.32.	“Technical Services Agreement” or “TSA” means the Technical Services Agreement entered by the Parties having an effective date of December 9, 2009;

1.1.33.	“Territory” means the *, *, the territory from time to time covered by an * (at the date of this Agreement the * and *, * and *), *, *, * and *.

1.1.34.	“Third Party Rights” means the Intellectual Property of any third party;

1.1.35.	“Year” means in the first year of this Agreement the period from the Effective Date up to and including December 31 of the next calendar year, and thereafter will mean a calendar year.

1.2. Currency.

Unless otherwise indicated, all monetary amounts expressed in this Agreement are U.S. Dollars.

1.3. Schedules.

The following Schedules are attached to and are incorporated into this Agreement:

Schedule A	-	Product List and Specifications
Schedule B	-	Commercial Unit Price
Schedule C	-	Annual Stability Testing
Schedule D	-	Technical Dispute Resolution
Schedule E	-	Commercial Quality Agreement
Schedule F	-	Material Lead Times for Minimum Order Quantities
Schedule 1.4	-	Customer Affiliates

1.4. Keryx and its Affiliates.

A reference to “CUSTOMER” in this Agreement shall, unless otherwise provided, include a reference to Keryx Biopharmaceuticals, Inc. and its Affiliates listed on Schedule 1.4 as may be amended and agreed to by the Parties from time to time; and Keryx Biopharmaceuticals, Inc. is entering into this Agreement on behalf of itself and such Affiliates. In particular but without limitation, this Agreement is entered into for the benefit of Keryx Biopharma UK Limited. In accordance with Section 14.11, each Affiliate of CUSTOMER listed on Schedule 1.4 shall have the right to enforce the terms of this Agreement on its own behalf.

*	Confidential material redacted and filed separately with the Commission.

ARTICLE 2

NPI’S MANUFACTURING SERVICES

2.1 Manufacturing Services.

NPI will perform the Manufacturing Services for the fees as specified in Schedules B and C in order to manufacture Products for CUSTOMER during the term of this Agreement. CUSTOMER may procure manufacturing services for the Products from any third party as it deems appropriate. In performing the Manufacturing Services, NPI and CUSTOMER agree that:

(a) Conversion of API and Components. NPI will convert API and Components into Products. If requested by CUSTOMER, NPI will, at CUSTOMER’s expense, audit and approve the API supplier to confirm cGMP compliance by the API supplier.

(b) Quality Control and Quality Assurance. NPI will perform the quality control and quality assurance oversight and testing as set forth in the Quality Agreement. Batch review and release to CUSTOMER will be the responsibility of NPI’s quality assurance group. NPI will perform its Batch review and release responsibilities in accordance with NPI’s standard operating procedures, this Agreement, the Technical Services Agreement and the Quality Agreement. Prior to or each time NPI ships Products to CUSTOMER, NPI will give CUSTOMER a certificate of analysis and certificate of compliance including a statement that the Products have been manufactured and tested in accordance with the Specifications, cGMPs and the Quality Agreement. CUSTOMER will have sole responsibility for the release of Products to the market. The form and style of Batch documents, including, but not limited to Batch production records, lot packaging records, equipment set up control, operating parameters, data printouts, raw material data, and laboratory notebooks are the exclusive property of NPI. Specific Product related information contained in those Batch documents is the exclusive property of CUSTOMER.

(c) Components. NPI will purchase and test all Components at NPI’s expense and will ensure that all Components conform to the Specifications, and all requirements of this Agreement, the Technical Services Agreement and the Quality Agreement.

(d) Stability Testing. NPI will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods specified in Schedule C. NPI will not make any changes to these testing protocols without prior written approval from CUSTOMER. If a confirmed stability test failure occurs, NPI will notify CUSTOMER in writing within one (1) Business Day, after which NPI and CUSTOMER will jointly determine the proceedings and methods to be undertaken to investigate the causes of the failure, including an allocation of the costs incurred as part of the investigation. NPI will give CUSTOMER all stability test data and results at CUSTOMER’s request.

(e) Packaging. NPI will package the Products in accordance with the Specifications. CUSTOMER will be responsible for the cost of artwork development. NPI will determine and imprint the Batch numbers and expiration dates on the packaging materials for each Product shipped. The Batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product in accordance with the Specifications, as required by cGMPs and the Quality Agreement. CUSTOMER may, in its sole discretion, make changes to labels, product inserts and other packaging for the Products. These changes will be submitted by CUSTOMER to all applicable governmental agencies and other third parties responsible for the approval of the Products. CUSTOMER will be responsible for the cost of labeling obsolescence when changes occur and as contemplated in Section 4.4. NPI’s name will not appear on the label or anywhere else on the Products unless: (i) required by any Applicable Laws; or (ii) NPI consents in writing to the use of its name. The approach, timing and costs related to e-pedigree, if applicable, will be mutually agreed upon by the Parties.

(f) Validation Activities. NPI will assist in the development and approval of the predicate protocols and validation reports, including design qualification protocols, validation master plans, and validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products for the fees set out in Schedule B.

(g) Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and mutually agreed upon by the Parties. If NPI manufactures Product in accordance with the agreed upon process specifications and a Batch or portion of Batch of Product fails to meet a finished Product Specification, the Parties will meet in good faith to discuss the root cause of the failure and allocate responsibility between the Parties for the cost of the failed Product. If the Parties are unable to reach agreement on the root cause and allocation of responsibility for the cost, the matter will be resolved as a Technical Dispute under Section 12.2.

(h) Compliance with Health, Safety and Environmental Guidelines. NPI is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Applicable Laws and regulatory acts related to health, safety and the environment, including providing its employees, consultants and visitors with all appropriate information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of Products and taking any precautionary measures to protect its employees from any such hazards.

(i) Use of Subcontractors. NPI shall not have the right to employ subcontractors to subcontract or delegate performance of any of its obligations under this Agreement without CUSTOMER’s prior written consent, which shall not be unreasonably withheld. Following CUSTOMER’s written consent, NPI will (a) impose on such subcontractors the confidentiality, rights to intellectual property and other obligations specified in this Agreement and ensure their compliance with such obligations, (b) supervise the performance of such subcontractors, and (c) ensure that such subcontractors are licensed to the extent required by Applicable Laws.

(j) Non-compete. During the Term of this Agreement and continuing until the second anniversary of the date of termination or expiration of this Agreement, neither NPI nor its Affiliates shall provide manufacturing services to or manufacture, the Product, or any product having specifications that are substantially similar to the Specifications for the Product, which for clarity, must include ferric citrate as the active pharmaceutical ingredient, including without limitation, any product that is intended for use as a generic form of the Product (for clarity, with respect to the United States, this includes, without limitation, pharmaceuticals marketed under applications filed with FDA under 21 U.S.C. § 355(j) and 21 U.S.C. § 355(b)(2) that reference the Product), for any person or entity (including for NPI or any of its Affiliates) but the CUSTOMER. Notwithstanding the foregoing, this Section 2.1(j) shall be of no force or effect if this Agreement is terminated prior to the second anniversary of the Effective Date and the obligations in this Section 2.1(j) shall immediately terminate on the effective date of a termination by NPI under Section 8.2(a) as described in Section 8.4(f).

(k) Additional Items. Any additional tooling, excipients or packaging components will be the responsibility of the CUSTOMER. NPI will purchase and invoice to CUSTOMER as pass through costs (including freight) plus fifteen percent (15%) as a handling charge.

2.2 Technical Services.

(a) Project Management. Each of CUSTOMER and NPI shall designate one (1) individual to meet, in person or by telephone, on a regular basis as needed (but not less often than once every two (2) weeks) to discuss NPI’s progress and activities as well as any problems that have arisen in connection with this Agreement. The Parties agree to use their commercially reasonable efforts in good faith to solve any problems that may arise as outlined in Section 12.2 (Technical Dispute Resolution). NPI acknowledges and agrees that its prompt performance of the Manufacturing Services is of critical performance to CUSTOMER and is a material inducement to CUSTOMER’s execution and performance of this Agreement.

(b) Cooperation. Both CUSTOMER and NPI will cooperate with each other in the filing of all documents with the FDA, the EMA or any other actions that may be required for the receipt of FDA, EMA or other regulatory approval for the commercialization of the Product by CUSTOMER. For the avoidance of doubt, subject to NPI’s obligations as manufacturer of the Product and its obligations under this Agreement, CUSTOMER shall remain solely responsible, at its expense, for filing any documents with FDA, the EMA, seeking approval for marketing of the Products from FDA, the EMA or any other Regulatory Authority, and maintaining any application for marketing authorization.

(c) Consequence of Completion of Services. During the term of this Agreement and on completion of the Manufacturing Services, NPI will update and confirm the Specifications for the Product to the extent required to reflect any needed changes to manufacturing and validation methods.

2.3 Presentations, Publications and Publicity.

(a) NPI shall not present or publish, nor submit for publication any work resulting from the Manufacturing Services without CUSTOMER’s prior written approval. Neither Party shall use the other Party’s name in any publicity, advertising or announcement or disclose the existence or terms of this Agreement, except that, CUSTOMER may identify NPI as the provider of the Manufacturing Services and disclose the existence or terms of this Agreement to comply with any requirements of any Authority and Applicable Laws, including but not limited to requirements of the U.S. Securities and Exchange Commission.

(b) For clarity, once NPI has reviewed and approved a disclosure, announcement or other communication, including but not limited to a disclosure required for regulatory filings, relating to this Agreement, including but not limited to the terms or existence of this Agreement (a “Disclosure”), CUSTOMER may continue to use, provide or publish the Disclosure or a disclosure that is substantially similar to the Disclosure without additional review or approval from NPI. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of CUSTOMER to provide accurate disclosures regarding the Product in connection with regulatory filings, legal disclosures and/or marketing of the Product.

2.4 Inspection of API; Risk of Loss

(a) Inspection. Subject to Section 3.2, NPI shall inspect the API received from CUSTOMER as set forth in the Quality Agreement and shall give CUSTOMER prompt written notice of any nonconformity.

(b) Risk of Loss. From the time the API is delivered to NPI’s loading dock to the time NPI returns the API to CUSTOMER or uses the API to perform the Manufacturing Services hereunder, NPI shall bear the risk of loss of the API arising from NPI’s negligence or material breach of this Agreement (including a failure to comply with the Product Warranty), and shall promptly reimburse CUSTOMER its demonstrated cost incurred for the API; provided, however, that NPI’s responsibility to reimburse CUSTOMER shall in no event exceed $* per Batch (based on $* per kilogram for API).

(c) API Storage. If NPI does not use API provided by CUSTOMER to perform the Manufacturing Services within six (6) months of receipt, CUSTOMER will pay NPI $* per pallet, per month, one pallet minimum thereafter for storing the API.

ARTICLE 3

CUSTOMER’S OBLIGATIONS

3.1 Payment.

CUSTOMER will pay NPI fees in US Dollars for providing the Manufacturing Services and related Materials according to the Prices specified in Schedules B and C or as

*	Confidential material redacted and filed separately with the Commission.

otherwise agreed to by the Parties in writing. Fees are due within forty-five (45) days from the invoice date. These fees and Prices may be subject to adjustment under other parts of this Agreement. A failure by CUSTOMER to pay undisputed amounts hereunder shall be a material breach of this Agreement under Section 8.2, giving rise to NPI’s right to terminate this Agreement under Section 8.2(a), subject to the cure rights set forth therein.

3.2 Supply of API and Other Materials; Title; Risk of Loss.

(a) Supply. CUSTOMER, at CUSTOMER’s expense, will supply NPI with sufficient quantities of API and any other material or information as necessary or reasonably useful, as determined in CUSTOMER’s sole discretion, for NPI to provide the Manufacturing Services. CUSTOMER will deliver all such API and other material or information to NPI in a timely manner, and in any event no fewer than forty-five (45) days prior to any scheduled production requiring use of the API. Following a notice of nonconformity under Section 2.4(a), CUSTOMER shall be responsible to replace any API that does not meet applicable Specifications.

(b) Title; Risk of Loss. CUSTOMER shall retain title to the API at all times and shall bear the risk of loss thereof except as provided in Section 2.4(b).

(c) Impurities. Any impurities needed for verification, validation, transfer and/or ongoing method execution are to be supplied by CUSTOMER.

3.3 Disposal of Unused and Waste Materials.

Subject to Section 6.5, CUSTOMER, at CUSTOMER’s expense, will be solely responsible for all costs associated with the proper destruction and/or disposal of all unused, defective, excess, or other Materials (including but not limited to CUSTOMER-owned API and unshipped finished Product), that relate to the manufacture of the Product. At CUSTOMER’s request, NPI will arrange for the proper disposal or destruction of all such Materials in accordance with Applicable Law, and will invoice CUSTOMER for the costs associated with such disposal or destruction of Materials as set forth in Section 5.6.

3.4 CUSTOMER Compliance.

CUSTOMER will comply with all Applicable Laws, cGMP requirements and the Quality Agreement, and will use reasonable care in receiving, inspecting, testing, handling and storing API and any other material or information supplied to NPI pursuant to Section 3.2, and will comply with and perform its other obligations with respect to API and such material and information as set forth herein.

3.5 NPI Compliance.

In its performance of this Agreement and the Manufacturing Services, NPI will comply with (i) any marketing authorization for the Product in any part of the Territory, (ii) all Applicable Laws, cGMP requirements and the Quality Agreement, and will use reasonable care in receiving, inspecting, testing, handling, manufacturing and storing API and Product, and will comply with and perform its other obligations with respect to the Manufacturing Services, API, Product and such material and information as set forth herein.

ARTICLE 4

FEES AND COMPONENT COSTS

4.1 First Year Pricing.

The Prices for the Products for the first Year of this Agreement are listed in Schedule B and are subject to adjustment after First Year Commercial Pricing is established (a) during the course of any then-current such Year solely as set forth in Section 4.3 and (b) after First Year Commercial Pricing is established, such prices are subject to adjustment as set forth in Sections 4.2(a), 4.2(b) and 4.3. The Prices for the Products are further subject to adjustments as set forth in Section 4.4 and 4.5 as and to the extent applicable.

4.2 Price Adjustments - Annual or Year over Year Price Adjustments.

The Prices for the Products during any Year after Firm First Year Commercial Pricing is established will be determined as follows:

(a) Manufacturing Costs. Effective at the beginning of each Year of this Agreement, the fees charged hereunder will be adjusted in accordance with increases and decreases in the United States Producer Price Index (PPI) in September of the preceding Year compared to the same month of the Year prior, unless the Parties otherwise agree in writing. For avoidance of doubt, no such adjustments shall be made to the fixed price aspects of the fees charged or for pass through costs (including the cost of Components).

(b) Component Costs. If there is a documented increase in Component costs for the manufacture of any Product for the Year, then NPI will be entitled to a proportionate Price adjustment to pass through the increase in the cost of the Components to CUSTOMER. NPI will use commercially reasonable efforts to obtain cost effective Components at all times. CUSTOMER shall have the right to audit NPI’s books and records related to such purchases on reasonable notice to NPI provided that no period may be audited more than once without good cause.

4.3 Price Adjustments – Within the Current Year.

During any Year of this Agreement, the Prices set forth in Schedule B may be adjusted as follows:

(a) Extraordinary Changes in Component Costs. For any Component costs that are not directly passed-through for payment by CUSTOMER, if at any time market conditions result in NPI’s cost of Components being materially different than normal forecasted changes, then, at the end of each calendar quarter, NPI will invoice or credit

CUSTOMER for the actual change in Component costs for such calendar quarter. Such changes will result in a surcharge (for increases) or a credit (for decreases) to CUSTOMER as applicable. The foregoing adjustment will apply if the cost of Components upon which the most recent fee quote was based (i) increases or decreases by * percent (*%) or more for a single Component; or (ii) the aggregate cost for all Components required to manufacture a Product increases or decreases by * percent (*%) or more of the total Component costs for the Product.

(b) For a Price adjustment under this Section 4.3, NPI will deliver to CUSTOMER budgetary pricing information, adjusted Component costs or other documentation reasonably sufficient to demonstrate that a Price adjustment is justified. If such supporting documentation is subject to confidentiality obligations between NPI and its suppliers, NPI will use commercially reasonable efforts to obtain necessary consent from suppliers to disclose such documentation to CUSTOMER and any adjustments will be dependent on such disclosure.

4.4 Adjustments Due to Technical Changes.

Amendments to the Specifications or the Quality Agreement will only be implemented following a technical and cost review by NPI and CUSTOMER, and are subject to CUSTOMER and NPI reaching agreement as to any applicable revisions, up or down, to the Prices specified in Schedules B or C that are necessitated by the amendment. Amendments to the Specifications, the Quality Agreement, or the manufacturing site requested by CUSTOMER will be implemented unless NPI notifies CUSTOMER that NPI cannot implement such changes due to pre-existing commitments to Third Parties, facilities or personnel limitations, Applicable Laws, government orders or regulations, or similar commitments, limitations or restrictions. Amendments to the Specifications, the Quality Agreement, or the manufacturing site requested by NPI will be implemented only following the written approval of CUSTOMER, such approval not to be unreasonably withheld. If CUSTOMER accepts a proposed Price change, such proposed change in the Specifications will be implemented, and the Price change will become effective only for those orders of Products that are manufactured under the revised Specifications. In addition, CUSTOMER agrees to purchase all Inventory (at the actual cost incurred by NPI, including all costs incurred in connection with the purchase and handling of the Inventory) utilized under the “old” Specifications and purchased or maintained by NPI in order to fill Firm Orders or in accordance with Section 5.2, if the Inventory can no longer be utilized under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by NPI with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, and if the orders cannot be cancelled without penalty, will be assigned to and satisfied by CUSTOMER. For avoidance of doubt, the cost of any changes to the manufacturing site that are required for NPI to remain compliant with regulations that are generally applicable to manufacturers of pharmaceutical products shall not be passed through to CUSTOMER.

*	Confidential material redacted and filed separately with the Commission.

4.5 Multi-Country Packaging Requirements.

If CUSTOMER requests NPI to perform Manufacturing Services for the Product for countries outside the United States or the territory from time to time covered by an EU centralised marketing authorization, then CUSTOMER will inform NPI of the packaging requirements for each country, and NPI will prepare a quotation for consideration by CUSTOMER of i) any additional Component costs and change-over fees for the Product and ii) regulatory audits and filing reports for the Product on a country-by-country basis. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

4.6 API Accountability Reports.

Within fifteen (15) days after the end of each month, NPI shall provide CUSTOMER with an SAP report showing for such month the following information: (a) the amount of API received during such month; (b) the amount of API lost or destroyed prior to processing; (c) the amount of API provided to production and to quality assurance for testing and retained samples; (d) the amount of API held in inventory at the end of such month and (e) the amount of Product (amount of kilograms) produced during such month. If more than * percent (*%) of the amount of API received during any month is lost or destroyed or otherwise unaccounted for, NPI shall reimburse CUSTOMER for * percent (*%) of the then-current cost of the API that has been lost, destroyed, or unaccounted for, subject to Section 4.7 and the limit set forth in Section 2.4(b). If more than * percent (*%) of the amount of API received during any month is lost or destroyed or otherwise unaccounted for, NPI shall investigate the cause of such loss and shall promptly report the outcomes and remediation measures to be taken by NPI to CUSTOMER.

4.7 Practical Yield.

Within fifteen (15) business days after the completion of production of the twentieth (20th) Batch of Product by NPI under this Agreement, NPI and CUSTOMER shall meet and, based on the experience of NPI during production of such first twenty (20) Batches, NPI and CUSTOMER shall agree upon an acceptable average yield of Product (number of tablets) produced from each Batch of API used by NPI (the “Acceptable Yield”). Within fifteen (15) business days after the end of each calendar quarter thereafter during the Term, NPI shall provide CUSTOMER with a report showing the actual yield of Product produced from each Batch of API used by NPI during such calendar quarter (the “Yield”). If the average Yield for all such Batches (the “Average Yield”) is less than the Acceptable Yield, NPI shall credit CUSTOMER with an amount equal to the product of (a) the Price per

*	Confidential material redacted and filed separately with the Commission.

vial multiplied by 2 (two) multiplied by (b) the difference between the Acceptable Yield and the Average Yield multiplied by (c) the number of Batches accepted by CUSTOMER during such calendar quarter. At the end of each Year, NPI and CUSTOMER shall review the actual average Yield for all Batches accepted by CUSTOMER during such Contract Year. If such average Yield has been consistently greater or less than the Acceptable Yield during the course of such Year, the Acceptable Yield may be revised by mutual agreement in writing. The Acceptable Yield for the first Year shall be based on the actual yield of acceptable tablets produced during the processing of the Batches designated as the “commercial validation” lots and the next number of Batches required to bring the total number of Batches produced to twenty (20), adjusted by a mutually agreed loss factor for anticipated “typical commercial scale production losses”. In addition, the Acceptable Yield may be revised by mutual agreement in writing whenever significant changes are made to the production process. NPI shall endeavor in good faith to achieve the highest practical yield on all Batches.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING AND PAYMENT

5.1 Orders and Forecasts.

(a) Minimum Requirement. Beginning the date that is two years after the Effective Date (“Initial Two Year Period”), during each consecutive 12 month period thereafter (“Contract Year”), CUSTOMER shall purchase at least * percent (*%) of Customer’s prior purchasing levels during the second full twelve month period following the Effective Date (“Minimum Requirement”). Except as set forth herein, if CUSTOMER does not purchase such Minimum Requirement during any Contract Year, within 30 days after the end of such Contract Year, CUSTOMER shall pay NPI the difference between (A) the total amount CUSTOMER would have paid to NPI if the Minimum Requirement had been fulfilled for the Product and (B) the sum of all purchases of Product from NPI during such Contract Year. Notwithstanding the foregoing, if, for reasons beyond the reasonable control of CUSTOMER, CUSTOMER’s ability to market and sell the Product is impaired, for example, if generic versions of the Product are approved in the Territory or CUSTOMER right to sell the Product is limited by an Authority in the Territory, the parties shall meet in good faith and mutually agree to a new Minimum Requirement.

(b) Rolling Forecasts. Concurrent with the execution of this Agreement, CUSTOMER will provide NPI with a written non-binding twelve month (“12-month”) forecast of the volume of each Product that CUSTOMER then anticipates will be required to be produced and delivered to CUSTOMER during each month of that 12-month period. The forecast will be updated by CUSTOMER monthly on or before the 20th day of each calendar month on a rolling 12-month basis and updated forthwith upon CUSTOMER determining that the volumes contemplated in the most recent forecasts have changed by more than *% at any time during the 12-month forecast.

*	Confidential material redacted and filed separately with the Commission.

(c) Firm Orders for Initial Manufacturing Month. At least ninety (90) days before the delivery date of the Product, CUSTOMER will update the rolling forecast for the first three (3) months of manufacture of the Product (the “Initial Manufacturing Period”). The first month of this updated forecast (“Initial Manufacturing Month”) will constitute a firm written order in the form of a purchase order or otherwise (“First Firm Order”) by CUSTOMER to purchase and for NPI to manufacture the quantity of the Product. The First Firm Order shall be no less than * percent (*%) nor more than * percent (*%) of the amount designated for such month in the most recent forecast provided by CUSTOMER prior to the Initial Manufacturing Period; provided that NPI will manufacture amounts up to * percent (*%) and will use commercially reasonable efforts to manufacture amounts in excess of * percent (*%) if so requested by CUSTOMER. For the avoidance of doubt, CUSTOMER shall provide the First Firm Order at least ninety (90) days prior to the delivery date provided therein.

(d) Cancellation of First Firm Order. If notice of cancellation is received by NPI sixty (60) days or more before the scheduled delivery date under the First Firm Order, CUSTOMER may cancel any Batches from the First Firm Order at no cost except that CUSTOMER will reimburse NPI for any Materials specified on the then-current version of Schedule F (such Schedule F to be reviewed and revised on an annual basis as the parties shall agree) purchased by NPI to fulfill CUSTOMER orders as necessary to meet the scheduled delivery date of the First Firm Order. CUSTOMER may cancel any Batches from the First Firm Order if notice of cancellation is received by NPI more than thirty (30) days but fewer than sixty (60) days before the scheduled delivery date under the First Firm Order, provided that, promptly but within thirty (30) days of such cancellation, CUSTOMER shall pay to NPI $* for each cancelled Batch plus the cost of Materials. If CUSTOMER cancels any Batches from a First Firm Order within thirty (30) days of the scheduled delivery date, Customer will pay the full price of the Batch. If any cancellation occurs under this Section 5.1(d), CUSTOMER will reimburse NPI for any Materials purchased by NPI to fulfill CUSTOMER orders with long lead times necessary to meet the scheduled delivery date of the purchase order. The Parties agree that any such payment arising as a result of a cancellation under this section will be considered liquidated damages for NPI’s loss of manufacturing capacity due to the CUSTOMER’s cancellation of manufacturing and will not be considered a penalty. Other than such liquidated damages, CUSTOMER shall not be responsible for any damages incurred by NPI for a cancelled Batch.

(e) Firm Orders Thereafter. After the Initial Manufacturing Month, on a rolling basis during the term of this Agreement, and on or before the 20th day of each month, CUSTOMER will issue an updated 12-month forecast. The first three (3) months of this updated forecast will constitute a firm written order in the form of a purchase order or otherwise (each a “Firm Order”) by CUSTOMER to purchase and for NPI to manufacture the quantity of the Product. Each Firm Order shall be no less than * percent (*%) nor more

*	Confidential material redacted and filed separately with the Commission.

than * percent (*%) of the amount designated for such month in the most recent forecast provided by CUSTOMER; provided that NPI will manufacture amounts up to * percent (*%) and will use commercially reasonable efforts to manufacture amounts in excess of * percent (*%) if so requested by CUSTOMER. Delivery dates for all orders will be requested by CUSTOMER in each purchase order, subject to approval by NPI; provided that CUSTOMER may delay any requested delivery for a period of up to ninety (90) days upon at least thirty (30) days prior written notice to NPI, subject to payment of storage fees in accordance with Section 5.5 if applicable. For the avoidance of doubt, CUSTOMER shall provide the Firm Order at least ninety (90) days prior to the delivery date provided therein. Firm Orders submitted to NPI will specify CUSTOMER’s Manufacturing Services purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products. The quantities of Products and other terms included in each Firm Order placed in compliance with this Agreement will be firm and binding on CUSTOMER and NPI.

(f) Cancellation of Firm Orders. CUSTOMER may cancel any Batches from a Firm Order if notice of cancellation is received by NPI sixty (60) days or more before the scheduled delivery date under the Firm Order, but CUSTOMER will pay NPI * percent (*%) of the costs for each cancelled Batch. CUSTOMER may cancel any Batches from the Firm Order if notice of cancellation is received by NPI more than thirty (30) days but fewer than sixty (60) days before the scheduled delivery date under the Firm Order, but CUSTOMER will pay NPI * percent (*%) of the costs for each cancelled Batch. If CUSTOMER cancels any Batches from a Firm Order within thirty (30) days of the scheduled delivery date, CUSTOMER will pay the full price of the Batch as set forth in Schedule B. Following any cancellation under this Section 5.1(f), within thirty (30) days following receipt of an invoice from NPI, CUSTOMER shall reimburse NPI for all of NPI’s out-of-pocket costs relating to such cancelled Batch (including those relating to manufacturing set-up and/or protocol development). If any cancellation occurs under this Section 5.1(f), CUSTOMER will reimburse NPI for any Materials specified on the then-current version of Schedule F (such Schedule F to be reviewed and revised on an annual basis as the parties shall agree) purchased by NPI to fulfill CUSTOMER orders as necessary to meet the scheduled delivery date of the purchase order. The Parties agree that this payment will be considered liquidated damages for NPI’s loss of manufacturing capacity due to CUSTOMER’s cancellation of manufacturing and will not be considered a penalty. Other than such liquidated damages, CUSTOMER shall not be responsible for any damages incurred by NPI for a cancelled Batch. If a Firm Order is changed or adjusted as described above then the rolling 12-month forecast will be adjusted as necessary.

(g) Acknowledgement of Firm Order. NPI will acknowledge Firm Orders, including the First Firm Order, by sending a written acknowledgement to CUSTOMER within ten (10) Business Days of its receipt of the Firm Order. The acknowledgement will include, subject to confirmation from the CUSTOMER, the delivery date for the Product ordered. NPI acknowledges that time is of the essence with respect to each delivery date.

*	Confidential material redacted and filed separately with the Commission.

(h) Three Year Forecast. On or before the 10th day of June of each Year, CUSTOMER will provide NPI with a written non-binding three (3) year (“three-year”) forecast (broken down by quarters for the 2nd and 3rd years of the forecast) of the volume of each Product CUSTOMER then anticipates will be required to be produced and delivered to CUSTOMER during the three-year period.

5.2 Reliance by NPI.

(a) CUSTOMER understands and acknowledges that NPI will rely on the Firm Orders and rolling forecasts submitted under Section 5.1 to order the Components required to meet the Firm Orders. In addition, CUSTOMER understands that to ensure an orderly supply of the Components, NPI may want to purchase the Components specified on the then-current version of Schedule F in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1 or to meet the production requirements of any longer period agreed to by NPI and CUSTOMER. Accordingly, NPI may make purchases of Components specified on the then-current version of Schedule F to meet Manufacturing Services requirements as agreed to in writing by the Parties (such agreement to include the identity of the supplier, minimum shelf-life, quantities, term, return policy and pricing). If Components specified on the then-current version of Schedule F ordered by NPI under Firm Orders or this Section 5.2 are not included in finished Products manufactured for CUSTOMER within twelve (12) months after the forecasted month for which the purchases have been made (or for a longer period as the Parties may agree), then CUSTOMER will pay to NPI its costs therefor. However, if these Components are used in Products subsequently manufactured for CUSTOMER or in third party products manufactured by NPI, CUSTOMER will receive credit for any costs of these Components specified on the then-current version of Schedule F previously paid to NPI by CUSTOMER.

(b) CUSTOMER will be liable for the costs of all Components purchased by NPI for use under this Agreement as authorized by CUSTOMER under Section 5.2(a) that are not used to perform Manufacturing Services prior to the expiry of the Component’s shelf life as agreed to by the Parties in subsection 5.2(a). Reimbursement from CUSTOMER will be due, where applicable, within forty-five (45) days of notification from NPI that the Component has expired.

(c) If NPI does not use Components purchased to perform Manufacturing Services pursuant to subsection 5.2 (a) above within twelve (12) months of purchase, CUSTOMER will pay NPI $* per pallet, per month, one pallet minimum thereafter for storing the Components.

*	Confidential material redacted and filed separately with the Commission.

5.3 Batches.

CUSTOMER may only order Manufacturing Services based on full Batch quantities as set forth in Schedule B.

5.4 Shipments.

Shipments of Products will be made EXW (as defined in INCOTERMS 2010) NPI’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to Products will remain with NPI until NPI loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to CUSTOMER. NPI will, in accordance with CUSTOMER’s instructions and as agent for CUSTOMER, (i) arrange for shipping to be paid by CUSTOMER and (ii) at CUSTOMER’s risk and expense, obtain any export license or other official authorization necessary to export the Products. CUSTOMER will arrange for insurance and will select the freight carrier used by NPI to ship Products and may monitor NPI’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.

5.5 Storage of Finished Product.

(a) Subject to Section 5.2, if requested by CUSTOMER to delay shipment and arrange or provide storage of finished Product, CUSTOMER and NPI agree that title to and all risks and benefits of ownership of the Product shall transfer from NPI to CUSTOMER immediately upon delivery of the Product to a storage facility as designated by CUSTOMER or a storage location within NPI clearly allocated to CUSTOMER’S Product, at which point NPI shall be considered to have fulfilled its obligations under this Agreement.

(b) Subject to Section 5.5(a), if requested by CUSTOMER, NPI may, for a separate fee, agree to provide storage in accordance with the requirements of the Quality Agreement. NPI will inform CUSTOMER of the fee for those services in writing, and CUSTOMER shall issue a Purchase Order to NPI for those storage services. All Product placed in storage will be segregated from NPI inventory and will not be used to fill other orders.

5.6 Invoices and Payments.

NPI will send Customer invoices (by email or other electronic means) when the Product is manufactured and released by NPI to the CUSTOMER. NPI will submit to CUSTOMER a certificate of analysis with each invoice. NPI will also submit to CUSTOMER, with each shipment of Products, a duplicate copy of the invoice covering the shipment. NPI will also provide CUSTOMER an invoice covering any Inventory or Components that are to be purchased by NPI under this Agreement. Each invoice will, to the extent applicable, identify CUSTOMER’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges and the total amount to be paid by CUSTOMER. CUSTOMER will pay all invoices within forty-five (45) days of the date of invoice. Any invoices not paid in full within forty-five (45) days of the date of invoice may be subject to a late charge on the outstanding balance of *% per month, provided that CUSTOMER is not disputing any such invoiced amounts.

*	Confidential material redacted and filed separately with the Commission.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1 Delayed Delivery.

In the event that NPI becomes aware that it may not be able to deliver Products by the delivery dates included in a Firm Order, including the First Firm Order, NPI shall notify CUSTOMER promptly. NPI shall continue to deliver the Products as soon as practicable unless notified by CUSTOMER in writing to discontinue or suspend the manufacture of such Products. Such late delivery of Product and any acceptance by CUSTOMER shall not limit CUSTOMER’s rights and remedies hereunder.

6.2 Product Claims.

(a) Product Claims. CUSTOMER has the right to reject any portion or all of any shipment of Products that deviates from the Product Warranty. CUSTOMER will inspect the Products manufactured by NPI upon receipt thereof and will give NPI written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Product Warranty within forty five (45) days after CUSTOMER’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within forty five (45) days after discovery thereof by CUSTOMER, but in no event after the expiration date of the Product). Should CUSTOMER fail to give NPI the Deficiency Notice within the applicable forty five (45) day periods set forth herein, then the delivery will be deemed to have been accepted by CUSTOMER on the 45th day after delivery or discovery, as applicable. Except as provided in Section 6.4, NPI will have no liability for any deviation for which it has not received notice within the applicable forty five (45) day period.

(b) Determination of Deficiency. Upon receipt of a Deficiency Notice, (i) NPI shall immediately endeavour to agree whether or not the delivery in question complies with the Product Warranty, (ii) NPI shall be entitled at all reasonable times to inspect and/or analyze the relevant Products, and (iii) NPI will have twenty (20) days to advise CUSTOMER by notice in writing that it disagrees with or questions the contents of the Deficiency Notice. If CUSTOMER and NPI fail to agree within twenty (20) days after NPI’s notice to CUSTOMER as to whether any Products identified in the Deficiency Notice deviate from the Product Warranty, then the Parties will mutually select an independent laboratory to evaluate if the Products deviate from the Product Warranty (“Independent Laboratory”). The Independent Laboratory must meet the requirements of cGMP, be of recognized standing in the industry, and consent to the appointment of such Independent Laboratory will not be unreasonably withheld or delayed by either Party. The decision of the Independent Laboratory regarding the Products in dispute shall, except for fraud or manifest error, be final and binding on the Parties. The Independent Laboratory will act as an expert and not as an arbitrator and (unless the Independent Laboratory otherwise determines) its fees shall be borne by the Party against whom the Independent Laboratory’s decision is given. This evaluation will be binding on the Parties, and if the evaluation certifies that any Products deviate from the Product Warranty, CUSTOMER may reject those Products. If the evaluation does not certify that any Product(s) deviate from the Product Warranty, then CUSTOMER will be deemed to have accepted delivery of the Products on the 65th day after delivery (or, in the case of any deviations not reasonably susceptible to discovery upon receipt of the Products, on the 65th day after discovery thereof by CUSTOMER, but in no event after the expiration date of the Product).

(c) Shortages. Claims for shortages in the amount of Products shipped by NPI will be dealt with as may reasonably be agreed to by the Parties; provided that, for avoidance of doubt, any material shortage shall be a material breach of this Agreement under Section 8.2, giving rise to CUSTOMER’s right to terminate this Agreement under Section 8.2(a), subject to the cure rights set forth therein, unless such shortage is due to CUSTOMER’s failure to supply NPI with API.

6.3 Product Recalls and Returns.

(a) Records and Notice. NPI and CUSTOMER will each maintain records necessary to permit a Recall of any Products delivered to CUSTOMER or customers of CUSTOMER. Each Party will promptly notify the other by telephone (to be confirmed in writing) of any information that might affect the marketability, safety or effectiveness of the Products and/or that might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each Party will cease and desist from further manufacturing and/or shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by CUSTOMER. “Recall” will mean any action (i) by CUSTOMER to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall will also include any action by either Party to refrain from manufacturing, selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.

(b) Recalls. If (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) CUSTOMER determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, NPI will co-operate as reasonably required by CUSTOMER, in accordance with all Applicable Laws and regulations.

(c) Product Returns. CUSTOMER will have the responsibility for handling CUSTOMER returns of the Products. NPI will give CUSTOMER any assistance that CUSTOMER may reasonably require to handle such returns.

6.4 NPI’s Responsibility for Defective and Recalled Products.

(a) Defective Product. If CUSTOMER rejects Products under Section 6.2 and NPI or the Independent Laboratory pursuant to subsection 6.2(b) determines that the Products manufactured and released by NPI deviate from the Product Warranty, NPI will credit CUSTOMER’s account for NPI’s invoice price for the defective Products and, subject to Section 2.4(b), refund to CUSTOMER the cost of the API used in connection with the defective Products. If CUSTOMER previously paid for Products that deviate from the Product Warranty, NPI will promptly, at CUSTOMER’s election, either: (i) refund the invoice price and, subject to Section 2.4(b), refund to CUSTOMER the cost of the API used in connection with the defective Products; (ii) offset the amounts described in clause (i) against other amounts due to NPI hereunder; or (iii) replace the Products, as soon as practicable with Products conforming with the Product Warranty without CUSTOMER being liable for payment therefor under Section 3.1, and, subject to Section 2.4(b), refund to CUSTOMER the cost of the API used in connection with the defective Products.

(b) Recalled Product. If a Recall or return results from, or arises out of, a failure by NPI to provide Products that conform to the Product Warranty, in addition to the amounts described under Section 6.4(a), NPI will also be responsible for the documented out-of-pocket expenses of the Recall or return. In all other circumstances, Recalls, returns or other corrective actions will be made at CUSTOMER’s cost and expense.

(c) Replacement Product. If CUSTOMER rejects Products under Section 6.2 and NPI or the Independent Laboratory pursuant to subsection 6.2(b) determines that the Products manufactured and released by NPI deviate from the Product Warranty, NPI will, if requested by CUSTOMER, use commercially reasonable efforts to manufacture and supply to CUSTOMER as soon as reasonably possible similar quantities of Product produced hereunder in accordance and conformity with the Product Warranty.

(d) Limitation. Except as expressly provided in this Agreement, NPI will have no obligation for any claims related to Product produced hereunder in accordance and conformity with the Product Warranty that (i) is caused by deficiencies in the Specifications, the safety, efficacy or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by NPI using the test methods set forth in the Specifications, (iii) is caused by actions of third parties occurring after the Product is shipped by NPI under Section 5.4, (iv) is due to packaging design or labeling defects or omissions for which NPI has no responsibility, or (v) is due to any unascertainable reason despite NPI having supplied Products that conform to the Product Warranty.

6.5 Disposition of Defective or Recalled Products.

CUSTOMER will not dispose of any damaged, defective, returned or Recalled Products for which it intends to assert a claim against NPI without NPI’s prior written authorization to do so, and NPI reserves the right to instruct CUSTOMER to return any such Products to NPI. NPI will bear the cost of shipping or disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility due to a failure of the Products to conform to the Product Warranty. In all other circumstances, CUSTOMER will bear the cost of disposition for any damaged, defective, returned or Recalled Products.

6.6 Healthcare Provider or Patient Questions and Complaints.

CUSTOMER will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by NPI from CUSTOMER’s customers, healthcare providers or patients will be promptly referred to CUSTOMER. NPI will co-operate as reasonably required to allow CUSTOMER to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, NPI will give CUSTOMER all mutually agreed upon information that will enable CUSTOMER to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. Unless it is determined that the cause of any of the complaints resulted from a failure by NPI to supply Products that conform to the Product Warranty, all costs incurred under this Section 6.6 will be borne by CUSTOMER.

ARTICLE 7

CO-OPERATION

7.1 Quarterly Review.

Upon execution of this Agreement each Party will appoint one of its employees to be a relationship manager responsible for serving as a liaison between the Parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen. The quarterly review will address key performance indicators, inventory on hand, and other operational and financial topics. In addition, technical representatives of each Party shall meet two times per year to discuss process improvements and other technical matters relating the Manufacture of the Product.

7.2 Governmental Agencies.

Subject to Section 7.8, each Party may communicate with any Authority, including but not limited to Authorities responsible for granting regulatory approval for the Products, regarding the Products if, in the opinion of that Party’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any Applicable Laws, governmental order or regulation. Unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, a Party will provide notice to the other Party and permit the other Party to accompany and take part in any communications with any Authority, and to receive copies of all communications from each Authority, relating to the performance of Manufacturing Services.

7.3 Records and Accounting by NPI.

NPI will keep records of the manufacture, testing and shipping of the Products, and retain samples of the Products as are necessary to comply with Applicable Laws and manufacturing regulatory requirements applicable to NPI, as well as to assist with resolving Product complaints and other similar investigations. Copies of such records and samples will be retained for a period of one (1) year following the date of Product expiry, or longer if required by Applicable Laws or regulations, at which time CUSTOMER will be contacted concerning the delivery and destruction of the documents and/or samples of Products. CUSTOMER is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to CUSTOMER.

7.4 Inspection.

CUSTOMER or its designated representative(s) may inspect NPI reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a NPI representative must be present during this inspection.

7.5 Access.

NPI will give CUSTOMER or its designated representative(s) reasonable access at mutually agreeable times to the areas of the manufacturing site in which the Products are manufactured, stored, handled or shipped to permit CUSTOMER to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs and Applicable Laws. With the exception of “for-cause” audits, CUSTOMER will be limited to one cGMP-type audit, at no charge, lasting no more than two (2) days, and involving no more than two (2) auditors. CUSTOMER may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to NPI of a fee of $* for each additional audit day and $* per audit day for each additional auditor. The right of access set forth in this Section 7.5 will not include a right to access or inspect NPI’s financial records.

7.6 Notification of Regulatory Inspections.

NPI will notify CUSTOMER as soon as possible but no less than within one (1) Business Day of receipt of notice of any inspections by any Authority involving the Products or the facility in which the Manufacturing Services are performed or that could otherwise reasonably be expected to impact NPI’s ability to perform hereunder. NPI will also notify CUSTOMER of receipt of any FDA Form 483s, warning letters, or any other significant

*	Confidential material redacted and filed separately with the Commission.

regulatory action or communication from an Authority that relate to the Products or the facility in which the Manufacturing Services are performed or that could otherwise reasonably be expected to impact NPI’s ability to perform hereunder, and provide CUSTOMER with a copy of such FDA Form 483s, warning letters, or any other documents relating to significant regulatory action or communication from an Authority.

7.7 Reports.

NPI will supply on an annual basis an Annual Product Review Report that includes all Product data in its control, including release test results, statistical process control data and charts, statistical quality control data and charts, complaint test results, and all investigations (in manufacturing, testing and storage), that CUSTOMER reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that CUSTOMER is required to file with an Authority. Any additional report(s) requested by CUSTOMER beyond the scope of cGMPs and customary FDA or EMA requirements will be subject to an additional fee to be agreed upon between NPI and CUSTOMER. NPI will work in good faith to integrate CUSTOMER’s enterprise resource planning platform where possible with NPI’s enterprise resource planning platform. If additional costs are required with such integration, CUSTOMER shall be so notified in advance and shall be responsible for such costs if CUSTOMER opts for such integration to proceed.

7.8 FDA Filings.

(a) Regulatory Authority. Subject to NPI’s obligations as manufacturer of the Product and its obligations under this Agreement, CUSTOMER will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. NPI will assist CUSTOMER, to the extent consistent with NPI’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.

(b) Verification of Data. At least thirty (30) days prior to filing any documents with any Regulatory Authority that incorporate data generated by NPI, CUSTOMER will give NPI a copy of the documents incorporating this data to give NPI the opportunity to verify the accuracy of these documents as they relate to NPI generated data.

(c) Verification of CMC. At least thirty (30) days prior to filing with any Regulatory Authority any documentation which is or is equivalent or has a similar purpose to the FDA’s Chemistry, Manufacturing, and Controls (“CMC”) related to any marketing authorization, such as a New Drug Application or Abbreviated New Drug Application, CUSTOMER will give NPI a copy of the relevant CMC sections where NPI-generated data is used as well as all supporting documents that have been relied upon to prepare the CMC. This disclosure will permit NPI to verify that the CMC accurately describes the work that NPI has performed and the manufacturing processes that NPI will perform under this Agreement. CUSTOMER will give NPI copies of all relevant pages of FDA filings at the time of submission that contain CMC information regarding the Product, as requested.

(d) Deficiencies. If NPI determines that any of the information given by CUSTOMER under paragraphs (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), NPI will notify CUSTOMER in writing of such Deficiencies within one (1) Business Day of identifying the deficiency.

(e) CUSTOMER Responsibility. Subject to NPI’s obligations as manufacturer of the Product and its obligations under this Agreement, the Parties agree that in reviewing the documents referred to in paragraph (b) above, NPI’s role will be limited to verifying the accuracy of the data generated by NPI. Subject to the foregoing, NPI will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. Subject to NPI’s obligations as manufacturer of the Product and its obligations under this Agreement, CUSTOMER is solely responsibility for the preparation and filing of the application for approval by the regulatory authorities and any relevant costs will be borne by CUSTOMER.

(f) Inspection by Regulatory Authorities. If CUSTOMER does not give NPI the documents requested under this Section 7.8 within the time specified and if NPI reasonably believes that NPI’s standing with a Regulatory Authority may be jeopardized as a result of such failure, NPI may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until NPI has reviewed the requested documents and is satisfied with their contents. Subject to the foregoing sentence, NPI will promptly and fully cooperate with any all inspections and instructions received from or carried out by any Authority.

ARTICLE 8

TERM AND TERMINATION

8.1 Initial Term.

This Agreement will become effective as of the Effective Date and will continue for five (5) years (the “Initial Term”) unless terminated earlier by one of the Parties in accordance herewithin. This agreement will automatically continue after the Initial Term for successive terms of two (2) years each unless either Party gives written notice to the other Party of its intention to terminate this Agreement at least twelve (12) months prior to the end of the then current Term.

8.2 Termination.

(a) Either Party at its sole option may terminate this Agreement as set forth in this Section 8.2(a) upon written notice where the other Party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within sixty (60) days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). In the event the material breach that is the subject of a Breach Notice is not cured within the initial sixty (60) day Remediation Period, the non-breaching Party may, in its sole discretion, agree to extend the Remediation Period based on a schedule and proposed actions are reasonably likely to allow for cure in a sufficient and timely manner. Notwithstanding the foregoing, after the first twenty (20) Batches of Product have been release to CUSTOMER, CUSTOMER may terminate this Agreement on thirty (30) days notice in the event that NPI releases to CUSTOMER, within a twelve (12) month period, three or more Batches of Product which deviate from the Specifications, cGMPs or Applicable Law.

(b) Either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party if: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party; or (iii) this Agreement is assigned by the other Party for the benefit of creditors.

(c) This Agreement may be terminated by CUSTOMER: (a) at any time upon twelve (12) months prior written notice; (b) immediately by written notice to NPI if NPI or any of its agents or employees performing under this Agreement becomes a Debarred Entity or Individual, as set forth in Section 9.4; or (c) upon thirty (30) days prior written notice to NPI in the event that: (i) CUSTOMER, in its sole discretion, determines that the Product shall not be marketed or shall be withdrawn from the market; or (ii) any Authority withdraws approval of or fails to approve the manufacturing or marketing of the Product or CUSTOMER reasonably believes that any Authority will take (or, as context requires, fail to take) any such action; or (iii) any Authority takes any action, or raises any objection, that prevents CUSTOMER from importing, exporting, purchasing or selling the Product, including but not limited to any final regulatory or clinical determination that a Product will not receive marketing approval. However, in such event CUSTOMER will remain liable for and will make any payments due to NPI under clause 4.2(b) above in addition to any other obligations CUSTOMER may have in the event of termination under Section 8.4 below.

(d) NPI may terminate this Agreement (a) upon twenty four (24) months prior written notice, at any time after the third (3rd) anniversary of the Effective Date, (b) upon thirty (30) days prior written notice to CUSTOMER in the event that CUSTOMER, in its sole discretion, determines that the Product shall not be marketed or shall be withdrawn from the market and has provided written notification directly to NPI of the same in accordance with Section 8.3; or (c) upon twelve (12) months’ prior written notice if CUSTOMER assigns under Section 14.4 any of its rights under this Agreement to an assignee that is, as its principal business activity, a contract manufacturer of pharmaceutical product, or is an entity against whom NPI has or had a lawsuit or other material dispute.

8.3 Product Discontinuation.

For any Product that has received marketing approval, CUSTOMER will provide NPI with at least six (6) months written advance notice if CUSTOMER intends not to order Manufacturing Services for a Product due to CUSTOMER’s voluntary decision to discontinue such Product in the market.

8.4 Obligations on Termination.

If this Agreement is completed, expires or is terminated in whole or in part for any reason other than by CUSTOMER under Section 8.2(a), then (in addition to any other rights and remedies a non-defaulting Party may have against a defaulting Party):

(a) CUSTOMER will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order at the time of notice of termination, at the Price in effect at the time the Firm Order was placed;

(b) CUSTOMER will purchase, at NPI’s cost (including all costs incurred by NPI for the purchase and handling of the Inventory), Components purchased, or subject to non-cancellable order, by NPI to fill Firm Orders or in accordance with Section 5.2 prior to notice of termination being given; provided that NPI will make commercially reasonable efforts to cancel any pending orders for such Components or to return or sell items in the Inventory back to its supplier(s) if possible;

(c) Except in the event of a termination by CUSTOMER under Section 8.2(a), CUSTOMER will satisfy the purchase price payable under NPI’s orders with suppliers of Components, if the orders were made by NPI in reliance on Firm Orders or in accordance with Section 5.2;

(d) CUSTOMER will make commercially reasonable efforts, at its own expense, to remove from NPI site(s), within twenty (20) Business Days, all of CUSTOMER’s Components and Materials (whether current or obsolete), supplies, chattels, equipment or other moveable property owned by CUSTOMER, related to the Agreement and located at a NPI site or that is otherwise under NPI’s care and control, excluding any Product that remains to be delivered to CUSTOMER under this Agreement (“CUSTOMER Property”). If CUSTOMER fails to remove the CUSTOMER Property within twenty (20) Business Days following the completion, termination or expiration of this Agreement, CUSTOMER will pay NPI $* per pallet, per month, one pallet minimum thereafter for storing the CUSTOMER Property and will assume any third party storage charges invoiced to NPI regarding the CUSTOMER Property. Further, NPI shall have the right to dispose, at CUSTOMER’s expense, any CUSTOMER Property that remains at a NPI site more than six (6) months after termination of this Agreement, with prior written notice to CUSTOMER. NPI will invoice CUSTOMER for the storage and/or disposal charges according to the provisions of Section 5.6 of this Agreement.

*	Confidential material redacted and filed separately with the Commission.

(e) Upon the request of CUSTOMER, and at CUSTOMER’s expense, NPI will reasonably assist CUSTOMER in transferring the manufacture of the Products to a third party manufacturing facility. However, no competitor of NPI in the business of contract development or manufacture of drug products will be permitted to have access to NPI’s manufacturing site. The third party manufacturer will be required to sign a customary and appropriate confidentiality agreement with NPI concerning the nondisclosure of NPI confidential information that may be involved in the transfer.

(f) In the case of termination by NPI under Section 8.2(a) for CUSTOMER’s uncured material breach of this Agreement, the non-compete in Section 2.1(j) shall also terminate upon such termination of this Agreement.

(g) Except to the extent necessary to complete performance pursuant to subsection (d) or to exercise rights that survive the termination of this Agreement, each Party as a receiving Party shall deliver to the disclosing Party such disclosing Party’s Confidential Information in the receiving Party’s possession or control.

(h) Promptly following any notice of termination or any expiration, NPI will update and confirm the technical information and specifications for the Product as set forth in the Specifications (Schedule A), Stability Testing protocols and procedures (Schedule C) and the Quality Agreement (Schedule E) as applicable, to the extent required to reflect any needed changes to manufacturing and validation methods.

(i) Each Party will continue to comply with their obligations under Applicable Law which survive termination of this Agreement.

Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the Parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason will not affect the obligations and responsibilities of the Parties under Articles 1, 10, 11 and 12 and Sections 2.1(g), 2.1(j)(subject to limitation in Section 8.4(f)), 2.3, 2.4(b), 2.4(c), 5.4, 5.5, 6.3, 6.4, 7.3, 8.4, 13.1(b), 13.2, 13.3, 13.5, 14.1, 14.7, 14.13 and 14.14, all of which survive any termination.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Authority.

Each Party covenants, represents and warrants that it is, and shall remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, it has the full right and authority to enter into this Agreement, and it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2 CUSTOMER Warranties.

CUSTOMER covenants, represents and warrants that:

(a) To the best of CUSTOMER’s knowledge, the use of the CUSTOMER Intellectual Property by NPI in performing the Manufacturing Services does not infringe any Third Party Rights;

(b) To the best of CUSTOMER’s knowledge, the Products, if labeled and manufactured in accordance with the Specifications and in compliance with cGMPs and Applicable Laws, (i) may be lawfully used in every jurisdiction where CUSTOMER conducts clinical studies or markets the Products, respectively, and (ii) will be safe for human consumption.

9.3 NPI Warranties.

NPI covenants, represents and warrants that:

(a) It will perform the Manufacturing Services in accordance with the Specifications, cGMPs, each marketing authorization for the Product, Applicable Laws, the Quality Agreement and this Agreement;

(b) The Product shall be in conformity with cGMP, each marketing authorization for the Product, Applicable Law, the Specifications and the Quality Agreement (the requirements of Section 9.3(a) and 9.3(b) are the “Product Warranty”); and

(c) Knowing that the Product may be marketed and sold throughout the Territory, it is appropriately qualified to carry out the Manufacturing Services set out herein and has the necessary permits, consents, licences and authorizations under Applicable Law.

9.4 Debarment.

NPI represents and warrants that neither it, nor any of its employees or agents performing Manufacturing Services hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Individual (as defined below). NPI further covenants, represents and warrants that if, during the term of this Agreement, it, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to that Party becoming, as applicable, a Debarred Entity or Individual, NPI shall immediately notify CUSTOMER, and CUSTOMER shall have the right to immediately terminate this Agreement by written notice to NPI as set forth in Section 8.2(c). For purposes of this section, the following definitions apply: (i) a “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 USC §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application and (ii) a “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 USC §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

9.5 Permits.

(a) CUSTOMER will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

(b) NPI will maintain at all relevant times all governmental permits, licenses, approval, and authorities to the extent required to enable it to lawfully and properly perform the Manufacturing Services. NPI shall operate and maintain its manufacturing facilities in compliance in accordance with cGMPs and Applicable Laws, and will assure the capacity of its manufacturing facilities is sufficient to meet the requirements of this Agreement.

9.6 No Warranty.

EACH PARTY HERETO MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY PRODUCTS CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE U.S. OR IN ANY OTHER COUNTRY, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF ANY PRODUCTS AFTER THE EFFECTIVE DATE.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1 Consequential Damages.

(a) Except for claims by third parties under Section 10.3, NPI shall in no event be liable to the CUSTOMER in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) for any other liability, damage, costs or expense of any kind incurred by the other Party of an incidental or consequential nature, regardless of any notice of the possibility of such damages.

(b) Except for claims by third parties under Section 10.4, CUSTOMER shall in no event be liable to NPI in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) for any other liability, damage, costs or expense of any kind incurred by the other Party of an incidental or consequential nature, regardless of any notice of the possibility of such damages.

10.2 Limitation of Liability.

Except for claims under Section 2.4(b) and claims arising out of the intentional misconduct or gross negligence of NPI or its employees, NPI’s maximum liability to CUSTOMER under this Agreement for any reason whatsoever, including, without limitation, any liability arising from or relating to a breach of its representations, warranties, or other obligations under this Agreement will not exceed * percent (*%) of the total amount paid by CUSTOMER to NPI for the * months immediately preceding the date such liability is incurred.

10.3 NPI Indemnities.

At all times during the term of this Agreement and thereafter, NPI agrees to defend, indemnify and hold CUSTOMER, its Affiliates, officers, directors, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from, or relating to (1) any claim of personal injury or property damage to the extent that the injury or damage is the result of negligence or willful misconduct of NPI or its Affiliates, agents, officers, subcontractors or employees, (2) any act or omission that results in a material breach of this Agreement by NPI, including, without limitation, any representation or warranty contained herein, (3) failure to meet Applicable Law or cGMPs, or (4) failure to follow the written directions of any Authority, except to the extent that the losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of CUSTOMER, its officers, directors, employees, agents or Affiliates, or as may be covered under Section 10.4.

10.4 CUSTOMER Indemnities.

At all times during the term of this Agreement and thereafter, CUSTOMER agrees to defend, indemnify and hold NPI, its officers, directors, employees, agents and Affiliates harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from, or relating to (1) any claim of infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof, (2) any claim of personal injury or property damage resulting from or relating to the marketing, sale, consumption, or use of the Products and (3) any act or omission that results in a material breach of this Agreement by CUSTOMER, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments and liability are due to the negligence or willful misconduct of NPI, its officers, directors, Affiliates, employees or agents, or as may be covered under Section 10.3.

*	Confidential material redacted and filed separately with the Commission.

10.5 Indemnification Procedures.

With respect to any indemnification obligation under this Agreement, the following conditions shall be applicable:

(a) The Party to be indemnified (the “Indemnified Party”) shall notify the indemnifying Party (the “Indemnifying Party”) promptly in writing, and in reasonable detail, of any claim (any such claim, a “Third Party Claim”) which may give rise to an obligation on the part of the Indemnifying Party hereunder, except that any failure to give any such notification shall only affect the Indemnifying Party’s obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; and

(b) the Indemnifying Party shall have the right to defend such Third Party Claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that, the Indemnifying Party conducts the defense of such Third Party Claim actively and diligently. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party agrees to reasonably cooperate in such defense at the expense of the Indemnifying Party. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any Judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other, which consent will not be unreasonably withheld. In the event the Indemnifying Party does not or ceases to conduct the defense of such Third Party Claim actively and diligently, (a) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consent to the entry of any Judgment or enter into any settlement with respect to, such Third Party Claim (provided, that, the Indemnifying Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim), (b) the Indemnifying Party will reimburse the Indemnified Party for the costs of defending against such Third Party Claim to the extent provided in Article 10 and (c) the Indemnifying Party will remain responsible for any indemnifiable Losses the Indemnified Party may suffer as a result of such Third Party Claim to the extent provided in Article 10; and

(c) any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party; provided, that, if, following the payment to the Indemnified Party of any amount under Article 10, such Indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, such Indemnified Party shall promptly pay an amount equal to the amount of such insurance proceeds (but not exceeding the amount of such indemnification payment from the Indemnifying Party) to the Indemnifying Party.

ARTICLE 11

CONFIDENTIALITY

11.1 Obligation. Each Party agrees to hold in confidence and not disclose to any third party (including its agents or Affiliates) or use for its own benefit, except as permitted under this Agreement, any of the following information which is disclosed to it by the other Party (“Confidential Information”): (a) any information provided to one Party by the other Party or its employees, agents, customers, suppliers or subcontractors that is marked with a proprietary, confidential or other similar notice or orally disclosed to one Party by the other Party and followed by written notice within thirty days of such oral disclosure indicating said information was confidential; and (b) if not so marked, information that is reasonably understood by one Party to be the confidential information of the disclosing Party. For purposes of this Article 11, without limiting the rights of CUSTOMER hereunder, the Specifications and Quality Agreement and any information relating to CUSTOMER’s customers, products, business and finances shall be deemed to be Confidential Information of CUSTOMER. The term Confidential Information shall not include any item of information which: (i) the receiving Party can prove was in its possession prior to disclosure thereof by the disclosing Party without requirements of confidential treatment; (ii) is or becomes generally available to the public other than as a result of any action by the receiving Party; (iii) is rightfully disclosed to the receiving Party by a third party without the imposition on the receiving Party of any confidentiality obligation or restrictions on use; or (iv) the disclosing Party states in writing should not be considered to be confidential.

11.2 Use of Confidential Information. Each Party shall, except as otherwise set forth herein, (a) hold all Confidential Information of the other Party in confidence and not disclose such Confidential Information to anyone except its employees, agents, subcontractors or suppliers who have a need to know and who are at all times informed of, and understand that they are bound to observe, the same confidentiality and nondisclosure restrictions and obligations as are set forth in this Agreement; (b) protect the confidentiality of and take all steps necessary to prevent disclosure or unauthorized use of the other Party’s Confidential Information to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality; and (c) advise the disclosing Party in writing if it becomes aware of any misappropriation or misuse of the disclosing Party’s Confidential Information by any person, and provide reasonable assistance to the disclosing Party in any proceeding or lawsuit related thereto.

11.3 Ownership of Confidential Information. Each Party shall be deemed the owner of all right, title and interest, including all Intellectual Property rights, in and to their own Confidential Information.

11.4 Legal Disclosure. This Agreement will not prevent the receiving Party from disclosing Confidential Information of the disclosing Party to the extent it is required to be revealed pursuant to law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, provided, however, the receiving Party which is under any such requirement of law shall give reasonable notice to the disclosing Party of such requirement and shall cooperate with the disclosing Party (at the cost and expense of the disclosing Party) in reasonable legal efforts to limit or mitigate any such disclosure so as to preserve the proprietary nature of any Confidential Information contained therein.

11.5 Injunctive Relief. The Parties acknowledge and agree that any breach or threatened breach of this Article 11 may result in irreparable harm to the Party whose Confidential Information is subject to such breach or threatened breach, for which remedies at law may not be adequate. Each Party, as a disclosing Party, shall therefore be entitled to seek injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a material breach of this Article 11.

11.6 Term. The confidentiality obligations of the Parties contained in this Article 11 shall remain binding upon both Parties during the term of this Agreement and for a period of seven (7) years after the termination or expiry of this Agreement, regardless of the cause of such termination.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Commercial Disputes.

If any dispute arises out of or in connection with this Agreement (other than a dispute determined in accordance with Section 6.2(b) or a Technical Dispute, as defined in Section 12.2), the Parties will, in good faith, first try to resolve it amicably. In this regard, either Party may send a notice of dispute to the other, and each Party will appoint, within ten (10) Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute. The representatives so designated will meet as necessary in order to resolve the dispute in a timely fashion. If these representatives fail to resolve the matter within one (1) month from their appointment, or if a Party fails to appoint a representative within the ten (10) Business Day period set forth above, the dispute will immediately be referred to the Chief Executive or Chief Operating Officer (or such other officer as he/she may designate) of each Party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the Parties fail to reach a resolution under this Section 12.1, the Parties may resort to a court of competent jurisdiction in accordance with Section 14.14.

12.2 Technical Dispute Resolution.

If a dispute arises (other than disputes about the matters set out in Sections 6.2(b) and 12.1) between the Parties that is exclusively related to technical aspects of the manufacturing, packaging, labeling, quality control testing, handling, storage or other activities under this Agreement (a “Technical Dispute”), the Parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each Party will, as soon as practicable and in any event no later than ten (10) Business Days after a written request from either Party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the Parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within thirty (30) Business Days of this written request, the Technical Dispute will, at the request of either Party, be referred for determination to an expert in accordance with Schedule D. If the Parties cannot agree whether a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the Parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by NPI with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule D) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

ARTICLE 13

INTELLECTUAL PROPERTY PROVISIONS

13.1 Grant.

(a) For the term of this Agreement, CUSTOMER hereby grants to NPI a non-exclusive, paid-up, royalty-free, non-transferable license to CUSTOMER Intellectual Property and CUSTOMER New Intellectual Property to perform the Manufacturing Services solely for CUSTOMER.

(b) NPI hereby grants to CUSTOMER, a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable, sub-licensable, worldwide license to use, modify and enhance any NPI Intellectual Property used in performing the Manufacturing Services to manufacture, use, sell or otherwise commercialize the Product and any other products that have ferric citrate as an active ingredient.

13.2 Ownership.

(a) CUSTOMER shall be the sole and exclusive owner of all CUSTOMER Intellectual Property and CUSTOMER New Intellectual Property.

(b) NPI shall be the sole and exclusive owner of all NPI Intellectual Property.

13.3 Disclosure; Assignment.

NPI: (a) shall at all times during the term of this Agreement make prompt, full written disclosure to CUSTOMER and hold in trust for the sole right and benefit of CUSTOMER any CUSTOMER New Intellectual Property, and (b) hereby assigns to CUSTOMER any and all right, title and interest throughout the world that NPI may have, now and in the future, in and to all CUSTOMER New Intellectual Property without any obligation on CUSTOMER to pay royalties or other remuneration therefor, and (c) shall cause all of its employees, consultants, agents and Affiliates to assign any and all right title and interest that they may have, now or in the future, in and to all CUSTOMER New Intellectual Property. To the extent CUSTOMER New Intellectual Property is copyrightable (including without limitation, computer programs, source code, object code and supporting documentation), it shall be deemed a “work made for hire” or alternatively a “specially commissioned work” under the Copyright Act of 1976 and shall become and remain the sole property of CUSTOMER. To the extent any such material may not be a “work made for hire”, NPI agrees to assign and does hereby assign such material to CUSTOMER. To the extent any of NPI’s rights in any CUSTOMER New Intellectual Property, including any moral rights, are not capable of assignment under applicable law, NPI hereby irrevocably and unconditionally waives all enforcement of such rights against, and grants to CUSTOMER the perpetual, sole and exclusive right and license to use and exploit such rights without restriction on a royalty-free basis to the maximum extent permitted under applicable law. NPI, on behalf of itself and its Affiliates, shall assist CUSTOMER, at CUSTOMER’s request and expense, in every proper way to secure CUSTOMER’s rights in any CUSTOMER New Intellectual Property in any and all countries, including the disclosure to CUSTOMER of all pertinent information and data with respect thereto, the execution of all documents, applications, specifications, oaths, assignments, recordations and all other instruments which CUSTOMER shall deem necessary or appropriate in order to apply for and obtain such rights, title and interest in and to such CUSTOMER New Intellectual Property. NPI’s obligation to execute or cause to be executed, when it is in its power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world, provided that CUSTOMER shall promptly reimburse NPI for its reasonable costs and expenses incurred in connection with such execution.

13.4 Prosecution. Each Party will be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions and/or copyrights and copyright applications on its own Intellectual Property.

13.5 Notification of improvements. NPI will give CUSTOMER written notice, as promptly as practicable, of all Inventions that can reasonably be deemed to constitute improvements or other modifications of the API, the Products or the NPI Intellectual Property used in performing the Manufacturing Services which are owned or otherwise controlled by NPI and which NPI uses to perform the Manufacturing Services. CUSTOMER will give NPI written notice, as promptly as practicable, of any Inventions that can reasonably be deemed to constitute improvements or other modifications of the API or Products or processes or technology specific to or dependent upon the API or the Products, which are owned or otherwise controlled by CUSTOMER and which CUSTOMER determines in its sole discretion is necessary for NPI to perform the Manufacturing Services.

13.6 No License.

Neither Party has, nor will it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither Party will use any Intellectual Property of the other Party, except as specifically authorized by the other Party herein or by other written agreement or as required for the performance of its obligations under this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 Insurance.

Each Party will maintain commercial general liability insurance, including blanket contractual liability insurance covering through the term of this Agreement and for a period of three (3) years thereafter, which insurance will afford limits of not less than (i) * dollars ($*) for each occurrence for bodily injury or property damage liability arising out of premises and ongoing operations; and (ii) * dollars ($*) in the aggregate for bodily injury or property damage liability with respect to product and completed operations liability. It is understood and agreed that insurance for products and completed operations liability may be maintained via a separate or stand-alone policy. NPI will obtain and maintain such insurance for any and all property owned or to be supplied to CUSTOMER under this Agreement when and for so long as NPI has possession or control over such property. If requested in writing each Party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. NPI shall maintain all risk property coverage for building, contents and personal property of others in NPI’s care, custody and control. NPI shall also maintain worker’s compensation coverage at statutory limits and employer’s liability coverage of $*. A waiver of subrogation in favor of CUSTOMER shall be added to NPI’s general liability and worker’s compensation policies. A waiver of subrogation in favor of NPI will be added to CUSTOMER’s general liability policy. The insurance certificate will further provide for a minimum of thirty (30) days written notice to the insured of a cancellation of, or material change in, the insurance.

14.2 Independent Contractors.

The Parties are independent contractors and this Agreement will not be construed to create between NPI and CUSTOMER any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the Parties hereto. A Party shall have no authority to bind or act on behalf of the other Party. This Agreement shall not entitle NPI to participate in any benefit plan or program of CUSTOMER. NPI shall be responsible for, and agrees to comply with, obligations under all applicable tax laws for payment of income and, if applicable, self employment tax. NPI is not entitled to worker’s compensation coverage by CUSTOMER, and NPI hereby waives any and all rights NPI may have to be covered under CUSTOMER’s worker’s compensation policies.

*	Confidential material redacted and filed separately with the Commission.

14.3 No Waiver.

Either Party’s failure to require the other Party to comply with any provision of this Agreement will not be deemed a waiver of such provision or any other provision of this Agreement, with the exception of Sections 6.2 and 8.2(a).

14.4 Assignment.

This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their successors and assigns. The Parties agree:

(a) Except in connection with a sale of all or substantially all of its assets, NPI may not assign this Agreement except with the written consent of CUSTOMER.

(b) Subject to Section 8.2(d), CUSTOMER may assign this Agreement or any of its rights or obligations hereunder without approval from NPI. However, CUSTOMER will give prompt written notice to NPI of any assignment, any assignee will covenant in writing with NPI to be bound by the terms of this Agreement. Any partial assignment will be subject to a cost review of the assigned Products by NPI and is subject to assignee and NPI reaching agreement as to revisions, if any, to the fees. Failing such an agreement, NPI may terminate this Agreement with respect to the assigned Products on twelve (12) months prior written notice to the assignee.

14.5 Force Majeure.

Neither Party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that Party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within color of right (a “Force Majeure Event”). A Party claiming a right to excused performance under this Section 14.5 will immediately notify the other Party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance.

14.6 Additional Product.

Additional products may be added to this Agreement upon the mutual agreement of both Parties and such additional products will be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by amendments to Schedules A, B, and C as applicable.

14.7 Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other Party by personal delivery, by telecopy, facsimile communication, confirmed receipt email, or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy, facsimile numbers, or electronic mail addresses as set forth below:

If to CUSTOMER:

Keryx Biopharmaceuticals, Inc.

750 Lexington Ave., 20th Floor, New York, NY 10022

Attention: Ron Bentsur, CEO

Facsimile No.: 212-531-5961

Email address: rbentsur@keryx.com

with copy to: joliviero@keryx.com

If to NPI:

Norwich Pharmaceuticals, Inc.

6826 State Highway 12, Norwich, NY 13815

Attention: Terence S. Novak, President

Facsimile No.: 607-335-3100

Email address: terry.novak@norwich.com

or to such other addresses, telecopy or facsimile numbers, or electronic mail addresses given to the other Party in accordance with the terms of this Section 14.7. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States mail, postage prepaid or upon receipt, whichever is sooner.

14.8 Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, this determination will not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement.

14.9 Entire Agreement.

This Agreement, together with the Confidentiality Agreement, the Quality Agreement and the Technical Services Agreement, constitutes the full, complete, final and integrated agreement between the Parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings concerning the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both Parties.

14.10 Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by CUSTOMER or NPI will have any effect on the rights, duties or obligations of the Parties under, or otherwise modify, this Agreement, regardless of any failure of CUSTOMER or NPI to object to those terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both Parties.

14.11 No Third Party Benefit or Right.

Each Affiliate of CUSTOMER listed on Schedule 1.4 shall have the right to enforce the terms of this Agreement against NPI, subject to the same limitations and defenses as those available to CUSTOMER and without a right to vary, terminate or amend the terms of this Agreement. Subject to the foregoing sentence, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

14.12 Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.13 Use of CUSTOMER Name.

NPI will not make any use of CUSTOMER’s name, trademarks or logo or any variations thereof, alone or in connection with any other word or words, without the prior written consent of CUSTOMER.

14.14 Governing Law, Venue.

This Agreement will be construed and enforced in accordance with the laws of the State of New York and the laws of the United States of America applicable therein, without reference to any principles of conflict of laws that would apply the law of another jurisdiction; the Parties hereby agree and consent that subject to Article 12, the venue for any dispute arising out of or relating to this Agreement shall lie solely and exclusively in the state or federal courts located in the State of New York. The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

14.15 Headings.

The Parties agree that the section and article headings are inserted only for ease of reference, shall not be construed as part of this Agreement, and shall have no effect upon the construction or interpretation of any part hereof.

The remainder of this page was intentionally left blank.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date first written above.

Norwich Pharmaceuticals, Inc.

By:

Name:	Terence S. Novak

Title:	President

Date:

Keryx Biopharmaceuticals, Inc.

By:

Name:	Ron Bentsur

Title:	Chief Executive Officer

Date:

SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Product List

Product	Package

— *	*
— *	*
— *	*
— *	*
— *	*
— *	*
— *	*

Specifications:

Tablets Per Batch *kg: * Tablets per batch

Quantity of Ferric Citrate per 1g tablet: *mg per 1gram tablet.

*	Confidential material redacted and filed separately with the Commission.

SCHEDULE B

COMMERCIAL UNIT PRICE 2014

Proposal 130024R06

Pricing includes cost of all excipients and packaging components, as follows:

Minimum Bottle Wall Thickness *

Description	Lot Size	Packaging	Price
*	*	*	$	*
*	*	*	$	*
*	*	*	$	*
*	*	*	$	*
*	*	*	$	*
*	*	*	$	*
*	*	*	$	*

Minimum Bottle Wall Thickness *

Description	Lot Size	Packaging	Price
*	*	*	$	*

*	Confidential material redacted and filed separately with the Commission.

SCHEDULE C

ANNUAL STABILITY TESTING

Proposal 130378

NPI and CUSTOMER will agree in writing on any stability testing to be performed by NPI in connection with the Products. The agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by CUSTOMER for this testing.

*

*	Confidential material redacted and filed separately with the Commission.

SCHEDULE D

TECHNICAL DISPUTE RESOLUTION

Technical Disputes that cannot be resolved by negotiation under Section 12.2 will be resolved as follows:

1. Appointment of Expert. Within ten (10) Business Days after a Party requests, under Section 12.2 of the Agreement, that an expert be appointed to resolve a Technical Dispute, the Parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the Parties are unable to so agree within such ten (10) Business Day period, or if disclosure of a conflict by an expert under Paragraph 2 hereof which results in the Parties not confirming the appointment of the expert, then an expert with experience and expertise in the subject matter of dispute (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of JAMS.

2. Conflicts of Interest. Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if, before accepting such appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict), he fully discloses the interest or duty and the Parties after the disclosure will have confirmed his appointment.

3. No Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the Federal Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert’s determination or the procedure by which the expert reaches his determination under this Schedule D.

4. Procedure. Where an expert is appointed:

(a)	Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the Parties and that he issues the authorizations to the Parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within fifteen (15) Business Days (or another date as the Parties and the expert may agree) after receipt of all information requested by him under paragraph 4(b) hereof.

(b)	Disclosure of Evidence. The Parties undertake one to the other to give to any expert all such evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five (5) Business Days of a written request from the relevant expert to do so.

(c)	Advisors. Each Party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the Parties will co-operate and seek to narrow and limit the issues to be determined.

(d)	Appointment of New Expert. If within the time specified in paragraph 4(a) above the expert has not rendered a decision in accordance with his appointment, a new expert may (at the request of either Party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the Parties save that if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

(e)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the Parties.

(f)	Costs. Each Party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the Parties.

For greater certainty, the release of the Product(s) for sale or distribution under the applicable marketing approval for the Product(s) will not by itself indicate compliance by NPI with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Schedule D) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

SCHEDULE E

QUALITY AGREEMENT

[attached]

SCHEDULE F

Material Lead Times for Minimum Order Quantities

Material	Lead Times	Minimum Order Quantities
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*

*	Confidential material redacted and filed separately with the Commission.

Schedule 1.4

Customer Affiliates

1.	Keryx Biopharma UK Limited